     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1995

                                                     REGISTRATION NO. 33-
=============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       SOUTHERN CALIFORNIA WATER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                                         95-1243678
(STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

                          630 EAST FOOTHILL BOULEVARD
                          SAN DIMAS, CALIFORNIA 91773
                                 (909) 394-3600

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                          PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               JAMES B. GALLAGHER
                            VICE PRESIDENT-FINANCE,
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                       SOUTHERN CALIFORNIA WATER COMPANY
                          630 EAST FOOTHILL BOULEVARD
                          SAN DIMAS, CALIFORNIA 91773
                                 (909) 394-3600

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

  IT IS RESPECTFULLY REQUESTED THAT THE COMMISSION SEND COPIES OF ALL NOTICES,
                         ORDERS AND COMMUNICATIONS TO:

       C. JAMES LEVIN, ESQ.                           GARY W. WOLF, ESQ.
        O'MELVENY & MYERS                          CAHILL GORDON & REINDEL
      400 SOUTH HOPE STREET                           EIGHTY PINE STREET
LOS ANGELES, CALIFORNIA 90071-2899              NEW YORK, NEW YORK 10005-1702

                            ------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALES TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement as determined by market conditions.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                           PROPOSED         PROPOSED
                                                            MAXIMUM          MAXIMUM
                                                           AGGREGATE        AGGREGATE
         TITLE OF SECURITIES            AMOUNT TO BE       PRICE PER        OFFERING         AMOUNT OF
           TO BE REGISTERED              REGISTERED        SECURITY           PRICE      REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------
Debt Securities.......................      (1)(2)            (3)            (1)(2)             NA
- ----------------------------------------------------------------------------------------------------------
Common Stock (par value
  $2.50 per share)....................      (1)(4)            (3)            (1)(4)             NA
- ----------------------------------------------------------------------------------------------------------
    Total.............................                        (3)                           $24,138(5)
==========================================================================================================

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

(Footnotes from preceding page)

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $70,000,000 or, if Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate offering price of $70,000,000.

(2) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Debt Securities.

(3) The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock (par value $2.50 per share) as may be sold, from time to time, by the Registrant.

(5) Calculated pursuant to Rule 457(a) of the rules and regulations under the Securities Act of 1933, as amended.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 21, 1995

PROSPECTUS

                       SOUTHERN CALIFORNIA WATER COMPANY

                                   SECURITIES

                            ------------------------

     Southern California Water Company (the "Company") may offer from time to time, in one or more series, its unsecured debt securities (the "Debt Securities"), and shares of its Common Shares, par value $2.50 per share (the "Common Shares"). The Debt Securities and the Common Shares are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price not exceeding $70,000,000 and will be offered on terms to be determined at the time of offering.

     In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific terms of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). In the case of Common Shares, the specific number of shares and issuance price per share will be set forth in an accompanying Prospectus Supplement. Unless otherwise disclosed in the applicable Prospectus Supplement, the Common Shares will be listed on the New York Stock Exchange under the symbol "SCW."

     Securities may be sold directly, through agents from time to time or through underwriters and/or dealers. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution."

     The Debt Securities, if issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. See "Description of Debt Securities."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
         THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

             THE DATE OF THIS PROSPECTUS IS                , 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The issued and outstanding Common Shares of the Company are listed on the New York Stock Exchange, and such reports, proxy statements and other information can also be inspected at such Exchange.

     This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and reference is hereby made to such Registration Statement, including the exhibits thereto.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents of the Company filed with the Commission (file no. 0-1121): (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; (3) Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1995; and (4) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial holder, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein, including exhibits specifically incorporated by reference in such documents but excluding all other exhibits to such documents. Requests should be made to Southern California Water Company, 630 East Foothill Boulevard, San Dimas, California 91773 (Telephone: (909) 394-3600), Attention: Office of the Treasurer.

                                  THE COMPANY

     The Company is a public utility regulated by the California Public Utilities Commission (the "CPUC"). The Company is engaged in the purchase, production, distribution and sale of water and in the purchase, distribution and sale of electricity.

     The Company was incorporated in California in 1929. Its executive offices are located at 630 East Foothill Boulevard, San Dimas, California 91773, and its telephone number is (909) 394-3600.

                                USE OF PROCEEDS

     The Company is unable to predict either the number of Common Shares or the amount of Debt Securities that will ultimately be sold or the prices at which, or other terms upon which, such Securities will be sold. However, the Company proposes to use the net proceeds from the sale of such Securities for the reimbursement of moneys actually expended from income, or from other moneys in the Company's treasury, for the acquisition of property, for the construction, completion, extension or improvement of the Company's facilities or for other general corporate purposes. Such proceeds initially may be used to reduce short-term borrowings or may be invested in short-term securities. Such proceeds may also be used to refund certain existing debt obligations with maturities in excess of one year, in which event such refunded debt obligations will be specified in an applicable Prospectus Supplement.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial and other data for the Company and its consolidated subsidiaries for the periods indicated. Such information is qualified in its entirety by the more detailed financial information set forth in the financial statements and the notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                                     AT OR FOR THE YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1994       1993       1992       1991       1990
                                              --------   --------   --------   --------   --------
                                                              (DOLLARS IN THOUSANDS,
                                                      EXCEPT PER SHARE AMOUNTS AND RATIOS)
BALANCE SHEET DATA
Total assets................................  $383,627   $358,533   $312,491   $293,444   $268,028
Total utility plant.........................   314,879    294,990    277,525    258,558    235,713
Capital additions...........................    30,935     28,500     28,162     32,472     27,077
Long-term debt..............................    92,891     84,286     84,195     82,634     67,246
Preferred Shares subject to mandatory
  redemption................................       560        600        640        680        720
Common equity...............................   118,962    116,463     88,229     83,162     71,141
Total capitalization........................   214,013    202,949    174,664    168,076    140,707

INCOME STATEMENT DATA
Total operating revenues....................   122,675    108,506    100,660     90,660     87,340
Net gain from sale of operating
  properties................................       313         --        849      5,463         --
Net income..................................    11,338     12,026     12,142     15,363      8,907
Earnings available for common
  shareholders..............................    11,240     11,926     12,040     15,259      8,801
Earnings per Common Share...................      1.43       1.66       1.82       2.34       1.41
Dividends declared per Common Share.........     $1.20      $1.19      $1.15      $1.10      $1.08

Ratio of earnings to fixed charges..........      3.55       3.05       3.41       2.92       3.23
Ratio of debt to total capitalization.......      43.4%      41.5%      48.2%      49.2%      47.8%

                         DESCRIPTION OF DEBT SECURITIES

     Debt Securities may be issued from time to time in series under the Indenture, dated as of September 1, 1993 (the "Indenture"), between the Company and Chemical Trust Company of California, as trustee (the "Trustee"), or such other trustee as may be designated in a Prospectus Supplement. As used under this caption, unless the context otherwise requires, "Offered Debt Securities" shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, including the definitions therein of certain terms, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following sets forth certain general terms and provisions of the Debt Securities. Further terms of the Offered Debt Securities will be set forth in a Prospectus Supplement.

GENERAL

     The Indenture provides for the issuance of Debt Securities in series and does not limit the principal amount of Debt Securities which may be issued thereunder.

     Reference is made to the applicable Prospectus Supplement for the following terms of the Offered Debt Securities: (1) the designation, aggregate principal amount and denominations; (2) the price at which such Debt Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate or rates (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal or interest; (7) the places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company;
(9) the terms of any redemption at the option of Holders; (10) whether and upon what terms any Debt Securities may be exchanged; (11) whether such Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary ("Depositary") for any global Debt Security; (12) any tax indemnity provisions; (13) the amount or portion of principal payable upon acceleration of a discounted Debt Security;
(14) whether and upon what terms Debt Securities may be defeased; (15) any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture; (16) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and (17) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities.

     One or more series of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Tax and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

STATUS OF DEBT SECURITIES

     The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. At the date of this Prospectus, the Company had no outstanding indebtedness for money borrowed secured by a mortgage or pledge of or lien on assets.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement. A global Debt Security may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Debt Security in global form may not be transferred except as a whole by the Depositary for such Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on any such global Debt Security and the material terms of the depositary arrangement with respect to any such global Debt Security.

ABSENCE OF RESTRICTIVE COVENANTS

     The Company is not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations, including obligations secured by property of the Company. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The Indenture does not contain a covenant or other provision that specifically is intended to afford the holders of the Debt Securities special protection in the event of a highly leveraged transaction.

SUCCESSOR CORPORATION

     The Indenture provides that the Company may consolidate with, or transfer all or substantially all of its assets to, or merge with or into, any other corporation, provided, that in any such case: (i) the surviving Company is a corporation organized and existing under the laws of the United States or any state thereof and, if not the Company, assumes, by supplemental indenture, all of the obligations of the Company under the Debt Securities and the Indenture and (ii) immediately after such merger or consolidation, or such transfer, no default exists in the performance of any such obligation. Subject to certain limitations in the Indenture, the Trustee may receive from the Company an officer's certificate and an opinion of counsel as conclusive evidence that any such consolidation or transfer, and any such assumption, complies with the provision of the Indenture.

EVENTS OF DEFAULT

     An "Event of Default" with respect to a series of Debt Securities will occur if: (1) the Company defaults in any payment of interest on any Debt Securities of the series when the same becomes due and payable and the Default continues for a period of 60 days; (2) the Company defaults in the payment of the principal of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and the Default continues for a period of three business days; (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Debt Securities of a series as required by the Securities Resolution or supplemental indenture establishing such series and the Default continues for a period of three business days; (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below; (5) the Company pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case,
(C) consents to the appointment of a Custodian for it or for all or substantially all of its property, or (D) makes a general assignment for the benefit of its creditors; (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian for the Company or for all or substantially all of its property, or (C) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 60 days; or (7) any other event of default provided for in the series occurs.

     "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors.

     "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

     "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default described in clause (4) above is not an Event of Default until the Trustee or the Holders of at least 33-1/3% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities of the series. Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the series notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest. The Company is required to furnish the Trustee, annually, a brief certificate as to the Company's compliance with all conditions and covenants under the Indenture.

     The Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt would not constitute an Event of Default. A Default on any series of Debt Securities shall not constitute a Default on any other series unless so provided in such other series.

AMENDMENTS AND WAIVERS

     Unless the Securities Resolution establishing the terms of a series otherwise provides, the Indenture and the Debt Securities of a series may be amended, and any default may be waived as follows. The Debt Securities and the Indenture may be amended with the consent of the holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. Unless the Securities Resolution establishing the terms of the series otherwise provides, a default on a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the series. However, without the consent of each Holder affected, no amendment or waiver may
(1) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the dates on which principal and interest on any Debt

Security are payable, (4) change the times at which principal or sinking fund payments are payable pursuant to, or the amounts of principal or sinking fund payments subject to, provisions, if any, relating to mandatory redemption, redemption at the option of the Holder or sinking fund payments, (5) reduce the principal of any non-discounted Debt Security or reduce the amount of principal of any discounted Security that would be due on acceleration thereof, or (6) waive any default in payment of interest on or principal of a Debt Security. Without the consent of any Holder, the Indenture, the Debt Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Holders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture not apply to a series of Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Securityholder.

DEFEASANCE

     Debt Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and to maintain agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations, if any, with respect to the Debt Securities of the series under the covenants, if any, described in the Prospectus Supplement ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described in the Prospectus Supplement.

     To exercise either defeasance option as to a series, the Company must deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to Holders for Federal income tax purposes. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

REGARDING THE TRUSTEE

     Chemical Trust Company of California will act as Trustee and Registrar for Debt Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Trustee will also act as Transfer Agent and Paying Agent with respect to the Debt Securities. The Company may remove the Trustee with or without cause if the Company so notifies the Trustee one month in advance and if no Default occurs or is continuing during the one-month period.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of California.

                         DESCRIPTION OF CAPITAL SHARES

     The authorized capital stock of the Company consists of 10,000,000 Common Shares, par value $2.50 per share, and two classes of Preferred Shares, consisting of 150,000 $100 Preferred Shares, par value $100 per share (the "$100 Preferred Shares"), and 88,000 Preferred Shares, par value $25 per share (the "$25 Pre-
ferred Shares"). As of June 20, 1995, there were outstanding 7,845,092 Common Shares, 88,000 $25 Preferred Shares (of which 24,000 are subject to mandatory redemption) and no $100 Preferred Shares.

     The following statements are brief summaries of certain information relating to the Company's Common Shares and their rights and limitations, including those resulting from the provisions of the Company's debt instruments. For a more complete statement, reference is made to the Company's Restated Articles of Incorporation, which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

DIVIDEND RIGHTS

     Subject to the preferential dividend rights of holders of the Company's $25 Preferred Shares and $100 Preferred Shares, if any, dividends on the Common Shares are payable when and as declared by the Board of Directors out of funds not restricted as to the payment of dividends.

     The Company's Restated Articles of Incorporation provide that no dividend, other than dividends payable in shares of the Company, may be declared on the Common Shares which, after giving effect to such declaration, would cause the Company's Common Stock Equity to be less than 25% of the Total Capitalization, as such terms are defined therein. Common Stock Equity under this formula was approximately 50% of Total Capitalization as of March 31, 1995. The payment of dividends on the Common Shares is also restricted under various debt instruments which have been issued. Under the most restrictive provision (which is contained in the Reimbursement Agreement by and between the Company and Barclays Bank International Limited dated as of November, 1984), as of March 31, 1995, earned surplus of $15,659,000 was available, subject to applicable law, for the payment of cash dividends on the Common Shares.

     Preferred dividends are cumulative, so that if full dividends, in respect of any previous quarter, have not been paid, or declared and set apart for payment, on all $25 Preferred Shares and $100 Preferred Shares at the time outstanding, or if the Company is in default with respect to any preferred sinking fund requirement, the deficiency must be fully paid before any dividend can be paid on the Common Shares.

VOTING RIGHTS

     Holders of Common Shares and $25 Preferred Shares are entitled to vote together on all matters. Each holder of Common Shares is entitled to one-tenth of one vote for each share held and each holder of $25 Preferred Shares is entitled to one vote for each share held as of the applicable record date. If at any time four quarterly dividends (whether or not consecutive) have accrued on shares of any series of $25 Preferred Shares and are in arrears, then at the annual meeting of shareholders next following such dividend default, or under certain circumstances, at a special meeting called on the written request of the holders of not less than 10% of the then-outstanding $25 Preferred Shares, the holders of the outstanding $25 Preferred Shares are entitled, voting separately as a class, to elect the smallest number of directors of the Company which constitutes a majority of the authorized number of such directors.

     In addition, it is provided in the Restated Articles of Incorporation with respect to the $25 Preferred Shares as a class and each series of $100 Preferred Shares that the Company may not take certain actions which may adversely affect their interest without the approval of two-thirds (2/3), or in certain instances a majority, of the outstanding shares of such class or series, as the case may be. Actions with respect to which such approval is required (in some instances only if the proposed action does not satisfy certain tests) include
(i) alterations in the preferences, voting powers and other rights of such class or series, (ii) authorization or issuance of any shares of any class ranking prior to such class or series, (iii) reclassification of shares of any class ranking junior to or on a parity with such class or series into shares of any other class ranking prior to such class or series, (iv) the sale, conveyance, leasing or other disposition of all or substantially all of the Company's assets, properties or business and (v) consolidation or merger with or into any other corporation.

LIQUIDATION RIGHTS

     After there shall have been paid in cash the full amounts to which the $25 Preferred Shares and the $100 Preferred Shares are entitled upon liquidation, whether voluntary or involuntary ($25 per share and $100 per share, respectively, except that the holders of two series of $25 Preferred Shares are entitled to receive the then-applicable optional redemption price per share in the event of a voluntary liquidation plus, in each case, accrued and unpaid dividends), the holders of the Company's Common Shares are entitled to receive pro rata all remaining assets of the Company available for distribution to its shareholders.

GENERAL

     No holder of any of the Company's capital shares is entitled, as of right, to subscribe for or to purchase any additional capital shares of the Company. The Common Shares of the Company offered hereby will be fully paid and nonassessable when issued.

     The Transfer Agent and Registrar for the Common Shares is First Interstate Bank of California.

     Unless otherwise disclosed in the applicable Prospectus Supplement, the Common Shares will be listed on the New York Stock Exchange under the symbol "SCW".

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell Securities in exchange for one or more of its outstanding issues of the Securities or other securities. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     It has not been determined whether any of the Debt Securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the Securities.

                                 LEGAL MATTERS

     Matters relating to the legality of the Debt Securities and Common Shares offered by this Prospectus will be passed upon for the Company by O'Melveny & Myers. R. Bradbury Clark, a director of the Company, is of counsel to and a retired partner in the firm of O'Melveny & Myers. Certain legal matters relating to the Debt Securities and Common Shares offered hereby will be passed upon for the Underwriters by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York, which firm will rely upon the opinion of O'Melveny & Myers as to matters of California law.

                                    EXPERTS

     The financial statements and schedules of the Company incorporated in this Prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The other expenses of these offerings are as follows:

        SEC Registration fee..............................................  $ 24,138
        California Public Utilities Commission fee........................    34,000
        Printing and engraving expenses...................................    70,000*
        Legal fees and expenses...........................................   100,000*
        Accounting fees and expenses......................................    12,000*
        Trustee's fees....................................................     5,000*
        Registrar's fees..................................................     3,000*
        Rating Agency fees................................................    45,000*
        Blue Sky fees and expenses (including legal fees).................    20,000*
        Miscellaneous.....................................................   111,862*
                                                                            --------
             TOTAL........................................................  $425,000
                                                                            ========

- ---------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indemnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article VI of the Registrant's Bylaws provides for the indemnification of directors, officers and agents as allowed by statute. In addition, the Registrant has purchased directors and officers insurance policies which provide insurance against certain liabilities for directors and officers.

ITEM 16.  EXHIBITS.

     1.1    Form of Medium-Term Note Distribution Agreement
     3.2    Restated Articles of Incorporation as amended to December 4, 1990, dated
            December 7, 1990(1)
     3.4    Certificate of Amendment of Restated Articles of Incorporation dated December
            3, 1992(2)
     3.5    Certificate of Amendment of Restated Articles of Incorporation dated February
            14, 1994(3)
     3.6    Certificate of Amendment of Restated Articles of Incorporation dated September
            23, 1993
     4.1    Indenture(4)
     4.2    Specimen Certificate of Common Shares
     5      Opinion of O'Melveny & Myers as to validity of securities
    12      Statement regarding computation of ratios
    23.1    Consent of Arthur Andersen LLP (set forth on Page II-5)
    23.2    Consent of O'Melveny & Myers (included in Exhibit 5)
    24      Power of attorney (set forth on Page II-4)
    25      Statement of Eligibility of Trustee (Form T-1)


- ---------------

(1) Incorporated herein by reference to the Registrant's Form 10-K (Commission File No. 0-1121) with respect to the year ended December 31, 1990, in which the incorporated document bore the same exhibit number.

(2) Incorporated herein by reference to the Registrant's Form 10-K (Commission File No. 0-1121) with respect to the year ended December 31, 1992, in which the incorporated document bore the same exhibit number.

(3) Incorporated herein by reference to the Registrant's Form 10-K (Commission File No. 0-1121) with respect to the year ended December 31, 1993, in which the incorporated document bore the same exhibit number.

(4) Incorporated herein by reference to the Registrant's Form 8-K (Commission File No. 33-62832) filed on September 1, 1993 in which the incorporated document bore the same exhibit number.

ITEM 17.  UNDERTAKINGS.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended ("1933 Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) For purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5) For the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) That, for purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the 1933 Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Dimas, State of California, on June 20, 1995.

                                          SOUTHERN CALIFORNIA WATER COMPANY

                                          By     /s/  JAMES B. GALLAGHER
                                             --------------------------------
                                                     James B. Gallagher
                                                  Vice President-Finance,
                                                Chief Financial Officer and
                                                          Secretary

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Southern California Water Company, and each of us, do hereby constitute and appoint Floyd E. Wicks and James B. Gallagher, or any one of them, our true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically but without limitation power and authority to sign for us or any of us in our names in the capacities indicated below any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                            TITLE                        DATE
                   ---------                            -----                        ----

         /s/  WILLIAM V. CAVENEY                 Chairman of the Board           June 20, 1995
- --------------------------------------------
              William V. Caveney

           /s/  FLOYD E. WICKS                   Director, President and         June 20, 1995
- --------------------------------------------     Chief Executive Officer
                Floyd E. Wicks

         /s/  JAMES B. GALLAGHER                 Vice President-Finance,         June 20, 1995
- --------------------------------------------     Chief Financial Officer
              James B. Gallagher                 and Secretary


            /s/  JEAN E. AUER                    Director                        June 13, 1995
- --------------------------------------------
                 Jean E. Auer

          /s/  R. BRADBURY CLARK                 Director                        June 13, 1995
- --------------------------------------------
               R. Bradbury Clark

           /s/  N.P. DODGE, JR.                  Director                        June 20, 1995
- --------------------------------------------
                N.P. Dodge, Jr.

          /s/  ROBERT F. KATHOL                  Director                        June 13, 1995
- --------------------------------------------
               Robert F. Kathol

            /s/  LLOYD E. ROSS                   Director                        June 20, 1995
- --------------------------------------------
                 Lloyd E. Ross

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 16, 1995 included (or incorporated by reference) in Southern California Water Company's Form 10-K for the year ended December 31, 1994 and to all references to our Firm included in this registration statement.


                                          ARTHUR ANDERSEN LLP

Los Angeles, California
June 20, 1995

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                   DESCRIPTION                                     PAGE
- ------                                   -----------                                 ------------
  1.1      Form of Medium-Term Note Distribution Agreement.........................
  3.2      Restated Articles of Incorporation as amended to December 4, 1990, dated
           December 7, 1990(1).....................................................
  3.4      Certificate of Amendment of Restated Articles of Incorporation dated
           December 3, 1992(2).....................................................
  3.5      Certificate of Amendment of Restated Articles of Incorporation dated
           February 14, 1994(3)....................................................
  3.6      Certificate of Amendment of Restated Articles of Incorporation dated
           September 23, 1993......................................................
  4.1      Indenture(4)............................................................
  4.2      Specimen Certificate of Common Shares...................................
  5        Opinion of O'Melveny & Myers as to validity of securities...............
 12        Statement regarding computation of ratios...............................
 23.1      Consent of Arthur Andersen LLP (set forth on Page II-5).................
 23.2      Consent of O'Melveny & Myers (included in Exhibit 5)....................
 24        Power of attorney (set forth on Page II-4)..............................
 25        Statement of Eligibility of Trustee (Form T-1)..........................

- ---------------

(1) Incorporated herein by reference to the Registrant's Form 10-K (Commission File No. 0-1121) with respect to the year ended December 31, 1990, in which the incorporated document bore the same exhibit number.

(2) Incorporated herein by reference to the Registrant's Form 10-K (Commission File No. 0-1121) with respect to the year ended December 31, 1992, in which the incorporated document bore the same exhibit number.

(3) Incorporated herein by reference to the Registrant's Form 10-K (Commission File No. 0-1121) with respect to the year ended December 31, 1993, in which the incorporated document bore the same exhibit number.

(4) Incorporated herein by reference to the Registrant's Form 8-K (Commission File No. 33-62832) filed on September 1, 1993 in which the incorporated document bore the same exhibit number.